As filed with the Securities and Exchange Commission on April 8, 2024

Registration No. 333-265131

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

loanDepot, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	85-3948939 (I.R.S. Employer Identification No.)

6561 Irvine Center Drive
Irvine, CA 92618
(Address of Principal Executive Offices, Zip Code)

loanDepot, Inc. 2022 Employee Stock Purchase Plan
(Full title of the plans)

Gregory Smallwood
Chief Legal Officer, Corporate Secretary
loanDepot, Inc.
6561 Irvine Center Drive
Irvine, CA 92618
(888) 337-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Julia Lapitskaya
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(213) 351-4000
______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☒

Non-accelerated filer	Smaller reporting company	☒

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

loanDepot, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 20, 2022 (File No. 333-265131) (“the Original Registration Statement”). The Original Registration Statement registered 3,000,000 shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Common Stock”), for issuance pursuant to the loanDepot, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”).

On February 29, 2024, the compensation committee of the Registrant’s board of directors approved the termination of the ESPP and all outstanding Offering Periods (as defined in the ESPP). Therefore, the Registrant is no longer issuing securities under the ESPP.

Accordingly, pursuant to the undertaking contained in the Original Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Original Registration Statement by deregistering all shares of Common Stock that were registered under the Original Registration Statement with respect to the ESPP that remain unissued under the ESPP. For the avoidance of doubt, this Post-Effective Amendment No. 1 to the Original Registration Statement does not affect the registration of any other shares of Common Stock registered under the Original Registration Statement, including with respect to the shares of Common Stock registered for issuance under the loanDepot, Inc. 2021 Omnibus Incentive Plan or the loanDepot, Inc. 2022 Inducement Plan.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 5, 2024.

LOANDEPOT, INC.

By:	/s/ Frank Martell
Name:	Frank Martell
Title:	President and Chief Executive Officer